Exhibit 16.1

February 4, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Semantix Tecnologia em Sistema de Informação S.A. (“Semantix”) and, under the date of March 31, 2021, we reported in accordance with International Standards on Auditing (ISA) and Brazilian Auditing Standards (BR GAAS) on the parent company and consolidated financial statements of Semantix prepared in accordance with the accounting practices adopted in Brazil and based on the pronouncements, orientations and interpretations as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC) as of and for the year ended December 31, 2020. On September 21, 2021, we were dismissed. We have read Semantix’s statements included under “Changes in Semantix’s Certifying Accountant” of the Form F-4 of Alpha Capital Holdco Company dated February 4, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Semantix’s statement that PricewaterhouseCoopers Auditores Independentes Ltda. was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Semantix’s consolidated financial statements.

Very truly yours,

/s/ KPMG Auditores Independentes Ltda.